FOR IMMEDIATE RELEASE

CONTACT:	Chris D. Sammons Vice President, Investor Relations & Corporate Communications 225.932.2546
SHAW ANNOUNCES COMPLETION OF REVIEW OF
STOCK-BASED COMPENSATION AWARDS
Restatements to be made to fiscal years 2001 through 2005 financial statements for stock-based compensation awards costs, as well as, pension costs for foreign subsidiary.
     Baton Rouge, Louisiana, October 30, 2006 — The Shaw Group Inc. (NYSE:SGR) announced today that it has completed its review of accounting for prior year stock-based compensation awards. As previously disclosed on October 3, 2006, the Company along with the Audit Committee of its Board of Directors concluded that neither the Company nor any employee engaged in “backdating” or “spring loading” activities with regard to past option grants. However, new guidance issued on September 19, 2006, from the Office of the Chief Accountant of the SEC provided clarification regarding the appropriate measurement date for stock option grants pursuant to the requirements of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), and caused the Company to review its accounting with respect to this new guidance. While the Company’s recently completed review confirmed that no backdating or spring loading of stock options occurred, the review did indicate that with regards to its Fiscal 2000 stock option awards, an error was made in the accounting for non-cash compensation costs, based on the SEC guidance released in September 2006. The restatement reduces or (increases) net income (loss) in each year, by $7.1 million, $3.9 million, $3.0 million, $2.6 million and ($0.4) million for 2001 through 2005, respectively. In the aggregate, net income over the 5 year period was reduced by $16.2 million, with a corresponding reduction in August 31, 2005 retained earnings. There was no effect on fiscal 2006 financial results.
     During the preparation of its annual financial statements for fiscal 2006, Shaw also has determined that an error was made in the accounting for periodic pension service cost of a foreign subsidiary’s defined benefit plan. In connection with workforce reductions in 2003, 2004 and 2005, Shaw offered certain terminated employees an enhanced early retirement benefit that provided immediate retirement benefit payments. However, the additional costs of these enhanced benefits were not recorded. Shaw will restate its 2003, 2004 and 2005 financial statements to reflect these additional costs. The restatement reduces net income (loss) by $0.2 million, $1.5 million, and $0.8 million in 2003, 2004 and 2005, respectively, with a cumulative effect to reduce retained earnings by $2.5 million as of August 31, 2005. There was no effect on fiscal 2006 financial results.
     A full discussion of the restatements and the effect on each year’s financial statements is included in Form 8-K to be filed with the Securities and Exchange Commission today.
     The Shaw Group Inc. is a leading global provider of engineering, procurement, construction, technology, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for government and private sector clients in the energy, chemical, environmental, infrastructure and emergency response markets. Headquartered in Baton Rouge, Louisiana, with over $4 billion in annual revenues, Shaw employs approximately 22,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit Shaw’s website at www.shawgrp.com.
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s web-site under the heading “Forward-Looking Statements”. These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com.
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